Exhibit 10.2

EXECUTION VERSION

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

made by

PG HOLDCO, LLC,

PGA HOLDINGS, INC.,
as Borrower,

and the Subsidiary Guarantors party hereto

in favor of

BARCLAYS BANK PLC,
as Collateral Agent

Dated as of April 20, 2012

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TABLE OF CONTENTS

(con’t)

		Page

8.1	Amendments in Writing	17
8.2	Notices	17
8.3	No Waiver by Course of Conduct; Cumulative Remedies	18
8.4	Enforcement Expenses; Indemnification	18
8.5	Successors and Assigns	18
8.6	Set-Off	18
8.7	Counterparts	18
8.8	Severability	18
8.9	Section Headings	19
8.10	Integration	19
8.11	GOVERNING LAW	19
8.12	Submission To Jurisdiction; Waivers	19
8.13	Acknowledgements	19
8.14	Additional Grantors	20
8.15	Releases	20
8.16	WAIVER OF JURY TRIAL	20
8.17	Intercreditor Agreement Governs	20

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Organizational Identification Number
Schedule 4	Intellectual Property

ANNEXES
Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent

ii

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

This FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 20, 2012, made by each of the signatories hereto, in favor of BARCLAYS BANK PLC, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties, including the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the First Lien Credit Agreement, dated as of April 20, 2012 (as amended, restated, supplemented waived and/or otherwise modified from time to time, the “Credit Agreement”), among PG Holdco, LLC, a Delaware limited liability company (“Holdings”), as Holdings, PGA Holdings, Inc., a Delaware corporation (the “Borrower”), as the Borrower, the Lenders and Issuing Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, General Electric Capital Markets, Inc. and UBS Securities LLC, as Co-Documentation Agents, Barclays Bank PLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Barclays Bank PLC, Goldman Sachs Lending Partners LLC and General Electric Capital Markets, Inc., as Joint Lead Arrangers.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Document”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Security”, “Supporting Obligations” and “Uncertificated Securities”.

(a) The following terms shall have the following meanings:

“Agreement”: this First Lien Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented waived and/or otherwise modified from time to time.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans (including, for the avoidance of doubt, any New Term Loans or New Revolving Loans), the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any Letter of Credit, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Revolving Agent, the Collateral Agent or any other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Hedge Agreement and Cash Management Obligations”: the collective reference to all obligations and liabilities of the Borrower and its Restricted Subsidiaries (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement or Cash Management Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Hedge Counterparty (or any Hedge Counterparty at the time such Specified Hedge Agreement was entered into) or any other Person party to any Cash Management Document (or any other Person that was a Lender or an Affiliate of a Lender at the time such Cash Management Document was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or Cash Management Document, as the case may be, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Hedge Counterparty or other party to the relevant Cash Management Document, as applicable, that are required to be paid by the Borrower and/or its Subsidiaries, as the case may be, pursuant to the terms of any Specified Hedge Agreement or Cash Management Document, as the case may be).

“Borrower Obligations”: collectively, the (i) Borrower Credit Agreement Obligations and (ii) Borrower Hedge Agreement and Cash Management Obligations, but, as to foregoing clause (ii) only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant to this Agreement.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.5.

“Collateral Agent”: as defined in the preamble hereto.

“Copyright Licenses”: all written agreements naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 4), granting any right under any Copyright,

including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, multinational or foreign laws or otherwise, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: all deposit accounts as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Grantors”: the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided herein.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, Specified Hedge Agreement or Cash Management Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors that are or may become a party hereto as provided herein.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, now existing or hereafter adopted, created or acquired, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, domain names, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity or otherwise recover for any past, present or future infringement, misappropriation or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use, sell or otherwise exploit any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 4, (ii) all applications for letters patent of the United States, any other country or any political subdivision thereof, and all divisionals, continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) all rights to obtain any reissues, rexaminations or extensions of the foregoing.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $2,500,000 and all other promissory notes issued to or held by any Grantor in excess of $2,500,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to (i) the shares of Capital Stock listed on Schedule 2, (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect and that are required to become Collateral pursuant to Section 3.1; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder and (iii) all shares of non-voting stock of any Foreign Subsidiary.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act”: the Securities Act of 1933, as amended.

“Trademark License”: all written agreements providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.

“Trademarks”: (i) all United States and foreign trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or otherwise, all common-law rights related thereto, including, without limitation, any registrations and applications for registrations in respect of the foregoing referred to in Schedule 4, and all goodwill of the business connected with the use of or symbolized by any of the foregoing and (ii) the right to obtain all renewals thereof.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2                               Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.                            Guarantee

2.1                               Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent for the ratable benefit of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)            Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d)           The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than contingent or indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)            Except as provided in Section 8.15, no payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated.

2.2                               Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3                               No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4                               Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any other Secured Party may be rescinded by the Collateral Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be, amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Majority Facility Lenders in respect of the Revolving Facility, the Majority Facility Lenders in respect of the Term Facility or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5                               Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                               Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                               Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent (x) without set-off or counterclaim in Dollars at the Funding Office and (y) free and clear of, and without deduction for, any Non-Excluded Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower are required to be made pursuant to the terms of Section 2.20 of the Credit Agreement, applying the provisions of Section 2.20 of the Credit Agreement to such Guarantor and the Collateral Agent mutatis mutandis.

2.8                               Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the financial condition and assets of each of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3.                            GRANT OF SECURITY INTEREST

3.1                               Grant of Security Interests. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired or created by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)        all Accounts;

(b)        all Chattel Paper;

(c)         all Deposit Accounts;

(d)        all Documents;

(e)         all Equipment;

(f)          all Fixtures;

(g)         all General Intangibles;

(h)        all Goods not covered by the other clauses of this Section 3;

(i)            all Instruments, including the Pledged Notes;

(j)           all Intellectual Property;

(k)        all Inventory;

(l)            all Investment Property;

(m)    all other tangible and intangible personal property not otherwise described above;

(n)        all books and records pertaining to the Collateral; and

(o)        to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any leasehold interest in real property, (ii) any Vehicles and all Proceeds thereof, (iii) any property to the extent that such grant of a security interest is (A) prohibited by any Requirements of Law of a Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (C) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to or otherwise related to such property or, in the case of any Investment Property, any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (provided that, the foregoing exclusions of this clause (iii) shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, (B) to limit, impair, or otherwise affect the Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement, or (C) apply to the extent that any consent or waiver has been obtained that would permit the security interest notwithstanding the prohibition), (iv) any Collateral that constitutes Equipment subject to a certificate of title statute, Farm Products, Accessions and As-Extracted Collateral, (v) Letter-of-Credit Rights and Commercial Tort Claims, (vi) any Capital Stock of a Person that is not a Subsidiary of a Grantor or (vii) with respect to any United States Collateral, any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” Trademark application under applicable federal law. It is hereby understood and agreed that any Property described in the preceding proviso as being expressly excluded from the security interest created hereby, and any Property that is otherwise expressly excluded from clauses (a) through (o) above, shall be excluded from the definition of “Collateral”.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor and each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party and, with respect to Section 4.1, each Lender and, with respect to Sections 4.2 through 4.5, each other Secured Party, that:

4.1                               Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to Holdings’ or the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2                               Title; No Other Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements that have been filed without the consent of the Grantor. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its ordinary course of business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor, such licenses to be on fair market value terms. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Collateral Agent and each other Secured Party understands that any such license may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto; provided, in each case, that such licenses are granted in the ordinary course of business.

4.3                               Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.4                               Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a)        with respect to the shares of Pledged Stock issued by the Borrower and any other Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b) constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or (x) in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding Foreign Subsidiary Voting Stock and (y) in the case of shares of non-voting stock of any Foreign Subsidiary, 100% of such issued and outstanding shares of each relevant Issuer.

4.5                               Intellectual Property.

(a)        Schedule 4.5(a) lists all registered or applied for Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)        Schedule 4.5(b) sets forth all Intellectual Property licenses under which a Grantor is an exclusive licensee or licensor.

SECTION 5.                            COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Collateral Agent and, with respect to Section 5.1, the Lenders and, with respect to Section 5.2 and 5.3, the other Secured Parties, that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than contingent and indemnification obligations not yet asserted or due and owing), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated:

5.1                               Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2                               Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.

(b)        To the extent any Pledged Stock (x) constitutes interests in any limited liability company or limited partnership controlled now or in the future by any Grantor and (y) is a “Security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “Security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “Security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(c)         To the extent that any Pledged Security is a Certificated Security or an Instrument or is an Uncertificated Security that becomes a Certificated Security or Instrument, the applicable Grantor shall promptly deliver such certificates or Instruments evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent.

5.3                               Maintenance of Perfected Security Interest; Defense of Claims. Each Grantor agrees to promptly notify the Collateral Agent of any change (i) in its legal name, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the “location” (as determined in accordance with Section 9-307 of the New York UCC) of any Grantor or (v) in the organizational identification number of any Grantor. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the New York UCC or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the security interest in such property is required by the terms hereof), security interest (subject only to Lien permitted under the Credit Agreement and having priority by operation of applicable Law) in the Collateral for its benefit and the benefit of the other Secured Parties.

SECTION 6.                            REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Receivables.

(a)        At any time during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall use its best efforts to cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)        If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Collateral Agent and the other Secured Parties only as provided in Section 6.6 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)         If an Event of Default has occurred and is continuing and at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

6.2                               Communications with Grantors; Grantors Remain Liable.

(a)        Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, each Grantor shall notify obligors on the Receivables that such Receivables have been assigned to the Collateral Agent for the ratable benefit of the Collateral Agent and the other Secured Parties and that payments in respect of such Receivables shall be made directly to the Collateral Agent.

(b)        Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables (or any agreements giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities.

(b)        If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice to the relevant Grantor or Grantors of its intent to exercise such rights, (i) unless otherwise provided in the Credit Agreement, the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.6 and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above.

(c)         Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4                               Intellectual Property.

(i)                                     Without limiting any rights of the Collateral Agent under the Loan Documents, for the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 6, solely during such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and at no other time or for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent permitted by law, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license, sublicense or otherwise exploit any of the Intellectual Property now owned or hereafter acquired or created by such Grantor, wherever the same may be located; provided, however, that nothing in this Section 6.4 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

(ii)                                  Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors to dispose of their property but subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations (other than contingent or indemnification obligations not then asserted or due) and cancellation or termination of all Commitments and Letters of Credit (that are not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall terminate and become null and void. Notwithstanding the foregoing, the exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

(iii)                               If at any time the Trademarks within the Collateral contain any “intent-to-use” applications, the Collateral Agent shall refrain from exercising any of its rights under Section 6, solely to the extent such exercise would invalidate or cause a Grantor to abandon any such applications.

6.5                               Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

6.6                               Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or otherwise reasonably relating to the Collateral or the rights of the Collateral Agent and any other Secured Party hereunder, in payment of the Obligations, and shall make any such application in accordance with Section 2.18(h) of the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirement of Law, need the Collateral Agent account for the surplus, if any, to any Grantor.

6.7                               Code and Other Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, if an Event of Default shall have occurred and be continuing, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable out-of-pocket costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.8                               Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9                               Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7.                            THE COLLATERAL AGENT

7.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following after written notice by the Collateral Agent of its intent to do so (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence and/or perfect the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or provide any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)        If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Secured Parties hereunder could result prior to the end of such three-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)         Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                               Duty of Collateral Agent. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3                               Execution of Financing Statements; Control Agreements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent (for the benefit of the Secured Parties) under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or any similar phrase in any such financing statements. Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4                               Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.                            MISCELLANEOUS

8.1                               Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2                               Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3                               No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1 above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Collateral Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5                               Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (it being understood that Dispositions and fundamental changes permitted under the Credit Agreement shall not be subject to this proviso).

8.6                               Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Lender to or for the credit or the account of such Grantor. Each of the Collateral Agent and each Lender shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10                        Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11                        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                        Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13                        Acknowledgements. Each Grantor hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)        neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and the other Secured Parties or among the Grantors and the Collateral Agent and the other Secured Parties.

8.14                        Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15                        Releases.

(a)        At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement and Cash Management Obligations and contingent or indemnification obligations not then asserted or due) shall have been paid in full, the Commitments shall have been terminated or expired and no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)        If any of the Collateral shall be sold, transferred or otherwise Disposed of by any Grantor in a transaction permitted by the Credit Agreement or permitted by the Required Lenders, then (i) the security interest in any such Collateral shall be automatically released to the extent that such Disposition does not (x) pertain to Capital Stock of the Borrower or any Subsidiary Guarantor or other Collateral in the possession of the Collateral Agent or (y) involve the filing of amendments to or termination of any financing statement or mortgage in favor of the Collateral Agent on behalf of the Secured Parties and (ii) the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise Disposed of in a transaction permitted by the Credit Agreement or permitted by the Required Lenders.

8.16                        WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17                        Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

(signature pages follow)

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

PG HOLDCO, LLC

By:	/s/ Andrew J. Cavanna
Name:	Andrew J. Cavanna
Title:	Treasurer & CFO

PGA HOLDINGS, INC.

By:	/s/ Paul D. Worland
Name:	Paul D. Worland
Title:	VP & Secretary

PRESS GANEY ASSOCIATES, INC.

By:	/s/ Paul D. Worland
Name:	Paul D. Worland
Title:	VP & Secretary

PATIENTIMPACT LLC

By:	/s/ Paul D. Worland
Name:	Paul D. Worland
Title:	VP & Secretary

DATA ADVANTAGE, LLC

By:	/s/ Paul D. Worland
Name:	Paul D. Worland
Title:	VP & Secretary

CENTER FOR PERFORMANCE SCIENCES, INC.

By:	/s/ K. Robert Draughon
Name:	K. Robert Draughon
Title:	President & Treasurer

[FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT]

BARCLAYS BANK PLC, as Collateral Agent

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Notice Address
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
PG Holdco, LLC	New York, NY 10167
Email: sdellarocca@VestarCapital.com
Attn: General Counsel
404 Columbia Place,
Press Ganey Associates, Inc.	South Bend, IN 46601
Email: mlal@pressganey.com
Attn: Manuj Lal
404 Columbia Place,
PatientImpact LLC	South Bend, IN 46601
Email: mlal@pressganey.com
Attn: Manuj Lal
404 Columbia Place,
Data Advantage, LLC	South Bend, IN 46601
Email: mlal@pressganey.com
Attn: Manuj Lal
404 Columbia Place,
Center for Performance Sciences, Inc.	South Bend, IN 46601
Email: mlal@pressganey.com
Attn: Manuj Lal

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
PGA Holdings, Inc.	Common	1	15,368.74
Press Ganey Associates, Inc.	Common	2	100
PatientImpact LLC	Voting Shares	N/A	8,500,000
	Nonvoting Shares	N/A	1,329,865
Data Advantage, LLC	Class A Units	N/A	771,640
	Class B Units	N/A	78,360
	Class C Units	N/A	150,000
Center for Performance Sciences, Inc.	N/A	N/A	N/A

Pledged Notes:

Notes Receivable in an amount equal to or more than $2,500,000.00 as of March 31, 2012.

Member of Management	Amount ($)	Maturity Date
Patrick T. Ryan	$9,250,000.00	2/27/2022

Schedule 3

LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

	Jurisdiction of	Organizational
Legal Name	Organization	Identification Number
PG Holdco, LLC	Delaware	4490736
PGA Holdings, Inc.	Delaware	3700962
Press Ganey Associates, Inc.	Indiana	198508-318
PatientImpact LLC	Illinois	01353594
Data Advantage, LLC	Texas	800945205
Center for Performance Sciences, Inc.	Maryland	D04577938

Schedule 4

SCHEDULE 4(a)

INTELLECTUAL PROPERTY

Trademarks:

	COUNTRY	Trademark	Application No.	Status	Registration No.	Registration Date	Owner Information
1.	United States of America	(Device Only)	77188230	Registered	3356012	Dec-18-2007	Press Ganey Associates, Inc
2.	Austria	AUQIP	AM 2615/98	Registered	118667.292 3	Sep-11-1998	The Maryland Hospital Association, Inc.
3.	United States of America	BEST PLACE TO PRACTICE	77615182	Registered	3730218	Dec-22-2009	Press Ganey Associates, Inc
4.	Canada	BEST PLACE TO PRACTICE	1431428	Pending	not registered		Press Ganey Associates, Inc
5.	United States of America	BRAND POSITION ANALYSIS	85428854	Registered	4119863	Mar-27-2012	Press Ganey Associates, Inc
6.	United States of America	BRIEFINGS	77469110	Registered	3645789	Jun-30-2009	Press Ganey Associates, Inc
7.	Canada	BRIEFINGS	1408838	Pending	not registered		Press Ganey Associates, Inc
8.	United States of America	CARDIAC CATH LAB OPTIMIZER	85430020	Registered	4116508	Mar-20-2012	Press Ganey Associates, Inc
9.	Australia	CLEARLY THE RIGHT DIRECTION	873560	Registered	873560	Apr-24-2001	Press Ganey Associates, Inc
10.	United States of America	CLINICAL PERFORMER	85443898	Pending	Not Registered		Press Ganey Associates, Inc
11.	United States of America	CLINICAL PERFORMER OPTIMIZER	85430019	Pending	Not Registered		Press Ganey Associates, Inc
12.	United States of America	COMPASS AWARD	77182561	Registered	3348003	Dec-4-2007	Press Ganey Associates, Inc
13.	Australia	COMPASS AWARD	1184731	Registered	1184731	Jun-29-2007	Press Ganey Associates, Inc
14.	United States of America	COST REPORT SCHEDULES	85426578	Pending	Not Registered		Press Ganey Associates, Inc
15.	United States of America	CUSTOM COST REPORTS	85426577	Registered	4116506	Mar-20-2012	Press Ganey Associates, Inc
16.	Australia	ECOMPASS	1182931	Registered	1182931	Jun-21-2007	Press Ganey Associates, Inc
17.	United States of America	EMERGENCY DEPARTMENT OPTIMIZER	85430028	Registered	4116509	Mar-20-2012	Press Ganey Associates, Inc

18.	United States of America	EMPLOYEE PARTNER	85424217	Pending	not registered		Press Ganey Associates, Inc
19.	United States of America	EMPLOYEE PARTNER OPTIMIZER	85446153	Pending	Not Registered		Press Ganey Associates, Inc
20.	New Zealand	FIRST PERSON	654090	Registered	654090	Sep-5-2002	Press Ganey Associates, Inc
21.	Canada	FIRST PERSON	1135222	Registered	TMA627589	Dec-6-2004	Press Ganey Associates, Inc
22.	Australia	FIRST PERSON	906331	Registered	906331	Mar-14-2002	Press Ganey Associates, Inc
23.	United States of America	FIRST PERSON	76320275	Registered	2681835	Jan-28-2003	Press Ganey Associates, Inc
24.	United States of America	FOCUS GROUP OPTIMIZER	85430014	Pending	Not Registered		Press Ganey Associates, Inc
25.	United States of America	GOAL & BARRIER OPTIMIZER	85430016	Registered	4116507	Mar-20-2012	Press Ganey Associates, Inc
26.	United States of America	HOT COMMENTS	77469118	Registered	3649579	Jul-7-2009	Press Ganey Associates, Inc
27.	Australia	HOT COMMENTS	1258639	Registered	1258639	Aug-25-2008	Press Ganey Associates, Inc
28.	Canada	HOT COMMENTS	1408599	Pending	not registered		Press Ganey Associates, Inc
29.	Australia	INFOEDGE	838970	Registered	838970	Jun-15-2000	Press Ganey Associates, Inc
30.	United States of America	INFOEDGE	75887573	Registered	2505910	Nov-13-2001	Press Ganey Associates, Inc
31.	Canada	INFOEDGE	1059942	Registered	TMA573327	Jan-9-2003	Press Ganey Associates, Inc
32.	Canada	INFOTURN	1059944	Registered	TMA581597	May-14-2003	Press Ganey Associates, Inc
33.	United States of America	INFOTURN	75887586	Registered	2570703	May-21-2002	Press Ganey Associates, Inc
34.	Australia	INFOTURN	838966	Registered	838966	Jun-15-2000	Press Ganey Associates, Inc
35.	Canada	ONLINE ACTION PLANNING	1408837	Pending	not registered		Press Ganey Associates, Inc
36.	United States of America	ONLINE ACTION PLANNING	77469129	Registered	3637013	Jun-9-2009	Press Ganey Associates, Inc
37.	United States of America	OPERATING ROOM OPTIMIZER	85430030	Registered	4116510	Mar-20-2012	Press Ganey Associates, Inc
38.	United States of America	OPPORTUNITY ASSESSMENT OPTIMIZER	85430018	Pending	Not Registered		Press Ganey Associates, Inc
39.	United States of America	OUTPATIENT REPORTS	85426582	Pending	Not Registered		Press Ganey Associates, Inc
40.	United States of America	PARTNER OF CHOICE	77615180	Registered	3857505	Oct-5-2010	Press Ganey Associates, Inc
41.	Canada	PARTNER OF CHOICE	1431565	Pending	not registered		Press Ganey Associates, Inc

42.	Australia	PARTNER OF CHOICE	1291398	Registered	1291398	Mar-24-2009	Press Ganey Associates, Inc
43.	Canada	PARTNERS IN IMPROVEMENT	1357705	Pending	not registered		Press Ganey Associates, Inc
44.	Australia	PARTNERS IN IMPROVEMENT	1186786	Registered	1186786	Jul-12-2007	Press Ganey Associates, Inc
45.	United States of America	PARTNERS IN IMPROVEMENT	77162961	Registered	3406364	Apr-1-2008	Press Ganey Associates, Inc
46.	United States of America	PATIENT EXPERIENCE OPTIMIZER	85430037	Pending	Not Registered		Press Ganey Associates, Inc
47.	United States of America	PATIENTFLOW OPTIMIZER	85430031	Pending	Not Registered		Press Ganey Associates, Inc
48.	United States of America	PHYSICIAN PARTNER	85425572	Pending	Not Registered		Press Ganey Associates, Inc
49.	United States of America	PHYSICIAN PARTNER OPTIMIZER	85430035	Registered	4116511	Mar-20-2012	Press Ganey Associates, Inc
50.	Canada	PRESS GANEY	881871	Registered	TMA521871	Jan-19-2000	Press Ganey Associates, Inc
51.	United States of America	PRESS GANEY	85079653	Registered	4,021,466	Sep-6-2011	Press Ganey Associates, Inc
52.	Australia	PRESS GANEY	873559	Registered	873559	Apr-24-2001	Press Ganey Associates, Inc
53.	United States of America	PRESS GANEY	75425846	Registered	2228347	Mar-2-1999	Press Ganey Associates, Inc
54.	United States of America	PRESS GANEY CLINICAL PREFORMANCE SUITE	85443896	Pending	Not Registered		Press Ganey Associates, Inc
55.	United States of America	PRESS GANEY IMPROVEMENT PORTAL	85445034	Pending	Not Registered		Press Ganey Associates, Inc
56.	United States of America	PRESS GANEY OPERATIONAL PERFORMANCE SUITE	85443902	Pending	Not Registered		Press Ganey Associates, Inc
57.	United States of America	PRESS GANEY OUTCOMES DRIVEN. PERFORMANCE STRONG.	85079735	Pending			Press Ganey Associates, Inc
58.	United States of America	PRESS GANEY PARTNERS	77573025	Registered	3772658	Apr-6-2010	Press Ganey Associates, Inc
59.	United States of America	PRESS GANEY PARTNERSHIP PERFORMANCE SUITE	85443906	Pending	Not Registered		Press Ganey Associates, Inc
60.	United States of America	PRESS GANEY PERFORMANCE CONSULTING SUITE	85430011	Pending	Not Registered		Press Ganey Associates, Inc

61.	United States of America	PRESS GANEY PERFORMANCE SOLUTIONS	85427781	Pending	Not Registered		Press Ganey Associates, Inc
62.	United States of America	PRESS GANEY SATISFACTION PERFORMANCE SUITE	85445002	Pending	Not Registered		Press Ganey Associates, Inc
63.	United States of America	PRESS GANEY STRATEGIC PLANNING & MARKETING PERFORMANCE SUITE	85428851	Pending	Not Registered		Press Ganey Associates, Inc
64.	United States of America	PROVIDER PARTNER	85428879	Pending	Not Registered		Press Ganey Associates, Inc
65.	United States of America	PSYCH INSIGHTS	77524675	Registered	3781956	Apr-27-2010	Press Ganey Associates, Inc
66.	United States of America	QI	75216975	Registered	2125539	Dec-30-1997	Press Ganey Associates, Inc
67.	United States of America	QI	78930940	Registered	3329432	Nov-6-2007	Press Ganey Associates, Inc
68.	United States of America	QUALITY INDICATOR PROJECT	78930936	Registered	3329431	Nov-6-2007	Press Ganey Associates, Inc
69.	United States of America	QUALITY PERFORMER	85443904	Pending	Not Registered		Press Ganey Associates, Inc
70.	United States of America	SAFETY PERFORMER	85443900	Pending	Not Registered		Press Ganey Associates, Inc
71.	United States of America	SECRET SHOPPER OPTIMIZER	85430038	Pending	Not Registered		Press Ganey Associates, Inc
72.	United States of America	SOLUTIONS STARTER	78704967	Registered	3126796	Aug-8-2006	Press Ganey Associates, Inc
73.	United States of America	SOLUTIONS STARTERS	77142349	Registered	3439221	Jun-3-2008	Press Ganey Associates, Inc
74.	Australia	SOLUTIONS STARTERS	1182933	Registered	1182933	Jun-21-2007	Press Ganey Associates, Inc
75.	Canada	SOLUTIONS STARTERS	1353785	Pending	not registered		Press Ganey Associates, Inc
76.	Canada	SUCCESS STORY AWARD	1352369	Pending	not registered		Press Ganey Associates, Inc
77.	United States of America	SUCCESS STORY AWARD	77187874	Registered	3348013	Dec-4-2007	Press Ganey Associates, Inc
78.	United States of America	SUMMIT AWARD	77182471	Registered	3348001	Dec-4-2007	Press Ganey Associates, Inc
79.	Canada	SUMMIT AWARD	1352360	Pending	not registered		Press Ganey Associates, Inc
80.	United States of America	THE DAY OF THE WEEK REPORT	85430007	Pending	Not Registered		Press Ganey Associates, Inc
81.	United States of America	THE EXECUTIVE ADVANTAGE REPORT	85428849	Pending	Not Registered		Press Ganey Associates, Inc

82.	United States of America	THE FINANCIAL PROFILES REPORT	85428844	Pending	Not Registered		Press Ganey Associates, Inc
83.	United States of America	THE HOSPITAL INDICATOR REPORT	85428847	Pending	Not Registered		Press Ganey Associates, Inc
84.	United States of America	THE HOSPITAL PERFORMANCE REPORT	85428845	Pending	Not Registered		Press Ganey Associates, Inc
85.	United States of America	THE HOSPITAL TREND REPORT	85428843	Pending	Not Registered		Press Ganey Associates, Inc
86.	United States of America	THE TOP 20 REPORTS	85428846	Pending	Not Registered		Press Ganey Associates, Inc
87.	United States of America	TOP IMPROVER	77615181	Registered	3730217	Dec-22-2009	Press Ganey Associates, Inc
88.	Canada	TOP IMPROVER	1431564	Pending	not registered		Press Ganey Associates, Inc
89.	Taiwan	TQIP	88047780	Registered	144506	Jun-16-2001	Center for Performance Sciences, Inc.
90.	Taiwan	TQIP	88047851	Registered	132214	Nov-16-2000	Center for Performance Sciences, Inc.
91.	United Kingdom	UKQIP	2140605	Registered	2140605	Jul-30-1997	The Maryland Hospital Association, Inc.
92.	United States of America	VALUE-BASED PURCHASING OPTIMIZER	85430013	Pending	Not Registered		Press Ganey Associates, Inc

Copyrights:

	TITLE	REG. NO.	OWNER INFORMATION
1.	Air medical transport services referring client survey	TX6073819	Press, Ganey Associates, Inc.
2.	Air medical transport services referring client survey	V3563D129	Press, Ganey Associates, Inc.
3.	Air medical transport services referring client survey	V3571D199	Press, Ganey Associates, Inc.
4.	Air medical transport services receiving client survey	TX6073820	Press, Ganey Associates, Inc.
5.	Ambulatory surgery survey	TX6073852	Press, Ganey Associates, Inc.
6.	Ambulatory surgery survey	TX6125038	Press, Ganey Associates, Inc.
7.	Assisted living resident survey	TX6073849	Press, Ganey Associates, Inc.
8.	Assisted living family survey	TX6073850	Press, Ganey Associates, Inc.
9.	Bank customer satisfaction survey	TX6073848	Press, Ganey Associates, Inc.
10.	Billing process survey	TX6073844	Press, Ganey Associates, Inc.
11.	Credit union member satisfaction survey	TX6073847	Press, Ganey Associates, Inc.
12.	Dental data solutions survey	TX6073846	Press, Ganey Associates, Inc.
13.	Dental patient satisfaction survey	TX5532885	Press, Ganey Associates, Inc.
14.	Dental patient satisfaction survey	TX5532886	Press, Ganey Associates, Inc.
15.	Dental patient satisfaction survey	TX5537123	Press, Ganey Associates, Inc.
16.	Dental patient satisfaction survey	V3503D477	Press, Ganey Associates, Inc.
17.	Dental service survey	TX6073846	Press, Ganey Associates, Inc.

	TITLE	REG. NO.	OWNER INFORMATION
18.	Dental Survey	V3548D891	Press, Ganey Associates, Inc.
19.	Dental Survey	V3561D827	Press, Ganey Associates, Inc.
20.	Emergency room survey	TX6073812	Press, Ganey Associates, Inc.
21.	Emergency medical transportation satisfaction survey	TX6073843	Press, Ganey Associates, Inc.
22.	Employee satisfaction survey	TX6073832	Press, Ganey Associates, Inc.
23.	Employee perspective survey	TX6073833	Press, Ganey Associates, Inc.
24.	Home health care survey	TX6073831	Press, Ganey Associates, Inc.
25.	Home medical equipment survey	TX6073830	Press, Ganey Associates, Inc.
26.	Hospice services survey	TX6073829	Press, Ganey Associates, Inc.
27.	Inpatient survey with ICU section	TX6073822	Press, Ganey Associates, Inc.
28.	Inpatient survey with ICU section	TX6541259	Press, Ganey Associates, Inc.
29.	Inpatient obstetrical survey	TX6073823	Press, Ganey Associates, Inc.
30.	Inpatient obstetrical survey	TX6541255	Press, Ganey Associates, Inc.
31.	Inpatient survey with emergency department section	TX6073824	Press, Ganey Associates, Inc.
32.	Inpatient survey with emergency department section	TX6541256	Press, Ganey Associates, Inc.
33.	Inpatient survey	TX6073825	Press, Ganey Associates, Inc.
34.	Inpatient survey	TX6541258	Press, Ganey Associates, Inc.
35.	Inpatient behavioral health satisfaction survey	TX6073827	Press, Ganey Associates, Inc.
36.	Inpatient pediatric survey	TX6073837	Press, Ganey Associates, Inc.
37.	Inpatient rehabilitation survey	TX6073840	Press, Ganey Associates, Inc.
38.	Inpatient rehabilitation survey	TX6541257	Press, Ganey Associates, Inc.
39.	Inpatient Transplant Survey	TXu1665637	Press, Ganey Associates, Inc.
40.	LTACH inpatient survey	TX6073821	Press, Ganey Associates, Inc.
41.	Medical practices survey	TX5962553	Press, Ganey Associates, Inc.
42.	Medical practice survey	TX5962567	Press, Ganey Associates, Inc.
43.	Medical staff survey	TX6073826	Press, Ganey Associates, Inc.
44.	Medical staff survey	TX6073838	Press, Ganey Associates, Inc.
45.	Nursing home resident survey	TX6073817	Press, Ganey Associates, Inc.
46.	Nursing home family survey	TX6073818	Press, Ganey Associates, Inc.
47.	Orthodontic services survey	TX6073813	Press, Ganey Associates, Inc.
48.	Outpatient rehabilitation survey	TX6073814	Press, Ganey Associates, Inc.
49.	Outpatient mental health survey	TX6073815	Press, Ganey Associates, Inc.
50.	Outpatient oncology survey	TX6073816	Press, Ganey Associates, Inc.
51.	Outpatient services survey	TX6073851	Press, Ganey Associates, Inc.
52.	Outpatient services survey	TX6073811	Press, Ganey Associates, Inc.
53.	Outpatient Transplant Survey	TXu1665638	Press, Ganey Associates, Inc.
54.	Patient survey	TX6073845	Press, Ganey Associates, Inc.
55.	Pediatric emergency department survey	TX6073842	Press, Ganey Associates, Inc.
56.	Physician satisfaction questionnaire	TX6073841	Press, Ganey Associates, Inc.
57.	Referral source physician survey	TX6073834	Press, Ganey Associates, Inc.
58.	Referral source nonphysician survey	TX6073835	Press, Ganey Associates, Inc.
59.	Referral source dentist survey	TX6073836	Press, Ganey Associates, Inc.
60.	Retirement/independent living survey	TX6073828	Press, Ganey Associates, Inc.
61.	Urgent care survey	TX6073839	Press, Ganey Associates, Inc.
62.	What patients love: Press Ganey’s Guide to HCAHPS	TX6577750	Press, Ganey Associates, Inc.
63.	The Maryland Hospital Association quality indicator project 7.0 software suite	TXu000901920	Center for Performance Sciences, Inc.
64.	The Maryland Hospital Association quality indicator project Qi Graph : ver. 6.0	TXu000785077	Center for Performance Sciences, Inc.
65.	The Maryland Hospital Association quality indicator	TXu000901861	Center for Performance Sciences, Inc.

	TITLE	REG. NO.	OWNER INFORMATION
project QI tracking
66.	Maryland Hospital Association, Quality Indicator Project report, fourth quarter, 1996	TXu000794557	Center for Performance Sciences, Inc.
67.	MHA Quality Indicator Project, analysis of second quarter 1999 : home care indicator data	TX0005079311	Center for Performance Sciences, Inc.
68.	MHA Quality Indicator Project, second quarter 1999	TX0005079309	Center for Performance Sciences, Inc.
69.	Center for Performance Sciences, Inc.OI Project core measures component software & associated documentation	TXu001098985	Center for Performance Sciences, Inc.
70.	Psych Qi Graph 1.5 : system coordinator version : user’s guide	TXu000812955	Center for Performance Sciences, Inc.
71.	Quality Indicator Project : acute care implementation manual	TXu000860082	Center for Performance Sciences, Inc.
72.	Quality Indicator Project acute care indicator set quarter 3, 2000	TX0005352760	Center for Performance Sciences, Inc.
73.	Quality Indicator Project : analysis of … acute care indicator data, 1st quarter 99	TX0005018895	Center for Performance Sciences, Inc.
74.	Quality Indicator Project : analysis of … acute care indicator data, 2nd quarter 99	TX0005079310	Center for Performance Sciences, Inc.
75.	Quality Indicator Project : analysis of … acute care indicator data, 4th quarter 99	TX0005082600	Center for Performance Sciences, Inc.
76.	Quality Indicator Project : analysis of first quarter 1999 home care indicator data	TXu000928129	Center for Performance Sciences, Inc.
77.	Quality Indicator Project : analysis of fourth quarter 1997 core indicator data	TXu000852360	Center for Performance Sciences, Inc.
78.	Quality Indicator Project : analysis of fourth quarter 1998 acute care indicator data	TX0005001106	Center for Performance Sciences, Inc.
79.	Quality Indicator Project : analysis of fourth quarter 1998 long-term care indicator data	TX0005001107	Center for Performance Sciences, Inc.
80.	Quality Indicator Project : analysis of fourth quarter 1998 psychiatric care indicator data	TX0005001105	Center for Performance Sciences, Inc.
81.	Quality Indicator Project : analysis of … long-term care indicator data, 1st quarter 99	TX0005029656	Center for Performance Sciences, Inc.
82.	Quality Indicator Project : analysis of … long-term care indicator data, 4th quarter 99	TX0005082598	Center for Performance Sciences, Inc.
83.	Quality Indicator Project : analysis of … psychiatric indicator data, 1st quarter 99	TX0005030245	Center for Performance Sciences, Inc.
84.	Quality Indicator Project : analysis of … psychiatric indicator data, 4th quarter 99	TX0005082599	Center for Performance Sciences, Inc.
85.	Quality Indicator Project : analysis of second quarter 1998 acute care indicator data	TXu000895643	Center for Performance Sciences, Inc.
86.	Quality Indicator Project : analysis of second quarter 1998 long-term care indicator data	TXu000895644	Center for Performance Sciences, Inc.
87.	Quality Indicator Project : analysis of second quarter 1998 psychiatric care indicator data	TXu000895765	Center for Performance Sciences, Inc.
88.	Quality Indicator Project : analysis of second quarter 1999 psychiatric care indicator data	TX0005079617	Center for Performance Sciences, Inc.
89.	Quality indicator project : analysis of the fourth quarter 1997 long-term care indicator data	TXu000852413	Center for Performance Sciences, Inc.
90.	Quality indicator project : analysis of the fourth quarter	TXu000852412	Center for Performance Sciences, Inc.

	TITLE	REG. NO.	OWNER INFORMATION
1997 psychiatric care indicator data
91.	Quality Indicator Project : analysis of the third quarter 1997 long term care indicator data	TXu000837316	Center for Performance Sciences, Inc.
92.	Quality Indicator Project : analysis of third quarter 1998 acute care indicator data	TX0004998073	Center for Performance Sciences, Inc.
93.	Quality Indicator Project : analysis of third quarter 1998 long-term care indicator data	TX0004998072	Center for Performance Sciences, Inc.
94.	Quality Indicator Project : analysis of third quarter 1998 psychiatric care indicator data	TX0004998071	Center for Performance Sciences, Inc.
95.	Quality Indicator Project analysis second quarter 1997 core data	TXu000821404	Center for Performance Sciences, Inc.
96.	Quality Indicator Project : analysis third quarter 1997 core data	TXu000837317	Center for Performance Sciences, Inc.
97.	Quality Indicator Project : first quarter, 1998	TXu000860074	Center for Performance Sciences, Inc.
98.	Quality Indicator Project : first quarter 1998 core indicators report	TXu000860080	Center for Performance Sciences, Inc.
99.	Quality Indicator Project : first quarter 1998 long term care indicators report	TXu000860075	Center for Performance Sciences, Inc.
100.	Quality Indicator Project home care indicator set quarter 3, 2000	TX0005352764	Center for Performance Sciences, Inc.
101.	Quality Indicator Project implementation manual	TXu000877361	Center for Performance Sciences, Inc.
102.	Quality indicator project implementation manual : long- term care indicators : May 1997	TXu000805820	Center for Performance Sciences, Inc.
103.	Quality Indicator Project implementation manual : psychiatric indicators	TXu000804224	Center for Performance Sciences, Inc.
104.	Quality Indicator Project : long term care indicator data	TXu000860079	Center for Performance Sciences, Inc.
105.	Quality Indicator Project long-term care indicator set quarter 3, 2000	TX0005352762	Center for Performance Sciences, Inc.
106.	Quality Indicator Project : psychiatric care implementation manual	TXu000860081	Center for Performance Sciences, Inc.
107.	Quality Indicator Project psychiatric care indicator set quarter 3, 2000	TX0005352758	Center for Performance Sciences, Inc.
108.	Quality Indicator Project Qi graph, version 6.0 system manual	TXu000791380	Center for Performance Sciences, Inc.
109.	Quality indicator project report : 1st quarter, 1997 : analysis of first quarter 1997 core data	TXu000805821	Center for Performance Sciences, Inc.
110.	QI Project data collection software manual core indicators 6.0	TXu000775509	Center for Performance Sciences, Inc.
111.	Quality indicator project	TXu000505969	Center for Performance Sciences, Inc.
112.	Quality Indicator Project : core indicators 6.0 data collection software manual	TXu000775513	Center for Performance Sciences, Inc.
113.	Quality Indicator Project implementation manual	TXu000775511	Center for Performance Sciences, Inc.
114.	Quality Indicator Project implementation manual : psychiatric indicators	TXu000775515	Center for Performance Sciences, Inc.
115.	Quality Indicator Project psychiatric care indicators : data collection software manual	TXu000775512	Center for Performance Sciences, Inc.
116.	Clinical assignments for healthcare students	V3599D151	Center for Performance Sciences, Inc.
117.	Data Advantage hospital pricing report	TX0003506919	Data Advantage, LLC

Patents:

	COUNTRY	TITLE	STATUS	APPLICATION #	FILING DATE	PATENT #	ISSUE DATE
1.	USA	Performance Date User Interface	Pending	PGA-P0002	June 10, 2011

SCHEDULE 4(b)

LICENSE ARRANGEMENTS AND AGREEMENTS

1.              Licensing and Processing Agreement between Press Ganey Associates, Inc. and Press Ganey Associates Pty. Ltd dated as of September 1, 2003.

2.              Settlement and License Agreement between PDHC Ltd. and Press, Ganey Associates, Inc. dated July 2, 2003.

Annex I to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                    , 201    , made by                            (the “Additional Grantor”), in favor of Barclays Bank PLC (“Barclays”), as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Secured Parites”) in connection with the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS PG Holdco, LLC (“Holdings”), PGA Holdings, Inc. (the “Borrower”), the Lenders and Issuing Lenders, the Collateral Agent, Barclays Bank PLC, as Administrative Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, General Electric Capital Markets, Inc. and UBS Securities LLC, as Co-Documentation Agents, Barclays Bank PLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Barclays Bank PLC, Goldman Sachs Lending Partners LLC and General Electric Capital Markets, Inc., as Joint Lead Arrangers , have entered into that certain First Lien Credit Agreement, dated as of April 20, 2012 (as amended, restated, supplemented, waived and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Holdings, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of April 20, 2012 (as amended, restated, supplemented, waived and/or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date.

2.               GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex I-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Annex II to

Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of April 20, 2012 (the “Agreement”), made by the Grantors parties thereto for the benefit of Barclays Bank PLC, as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the other Secured Parties as follows:

1.              The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.              The terms of Sections 6.3(c) and 6.8 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax: